CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post Effective Amendment to the Registration Statement on Form N-1A of the Arrowhead Money Market Fund, a series of shares of beneficial interest of the Valued Advisers Trust, under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

March 2, 2009